Exhibit 99.1

NEWS RELEASE

Green Plains Announces Offering of $75 Million

Aggregate Principal Amount of Convertible Senior Notes

OMAHA, NEB. (GLOBE NEWSWIRE) – September 16, 2013 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) (the “Company”) announced today its intention to offer to sell, subject to market and other conditions, $75 million aggregate principal amount of Convertible Senior Notes due 2018 (the “notes”). The Company expects to grant the initial purchaser of the notes an option to purchase up to an additional $15 million aggregate principal amount of the notes to cover overallotments. The notes will be convertible, if certain conditions are met, into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the election of the Company, at any time prior to the close of business on the business day immediately preceding the maturity date of the notes. The interest rate, conversion rate, offering price and other terms are to be determined by negotiations between the Company and the initial purchaser.

The Company intends to use the net proceeds of this offering for general corporate purposes. While the Company does not have any binding commitments or definitive agreements to enter into potential acquisitions, it may use a portion of the net proceeds to acquire or invest in additional facilities, assets or technologies that it believes further its growth strategy. In addition, the Company may also use a portion of the net proceeds to repurchase some of its outstanding 5.75% Convertible Senior Notes due 2015 through open market repurchases, privately negotiated transactions or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes or any common stock issuable upon conversion of the notes, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum. The notes and any shares of the Company’s common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE), which is North America’s fourth largest ethanol producer, markets and distributes approximately one billion gallons of ethanol annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including the satisfaction of the closing conditions contained in the purchase agreement between Green Plains and the initial purchaser, and Green Plains’ ability to invest in additional facilities, assets or technologies, either of which could change as a result of various market conditions. As a result of these risks, uncertainties and other factors, actual results could differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the offering are described in detail in Green Plains’ Annual Report on Form 10-K for the year ended December 31, 2012, and in Green Plains’ Quarterly Report on Form 10-Q for the three months ended June 30, 2013, each as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Green Plains and Green Plains assumes no obligation to update any such forward-looking statements.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains. (402) 884-8700

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